Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 22, 2024 (February 27, 2025 as to Note 17), relating to the consolidated financial statements of PENN Entertainment, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of PENN Entertainment, Inc. for the year ended December 31, 2025 and incorporated by reference from Registration Statement No. 333-265637, Registration Statement No. 333-272723, and Registration Statement No. 333-289386 on Form S-8 of PENN Entertainment, Inc.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
August 10, 2026